6100 CENTER DRIVE, SUITE 1020
LOS ANGELES, CA 90045

April 17, 2018

Per Norén
c/o Global Eagle Entertainment Inc.
6100 Center Drive, Suite 1020
Los Angeles, CA 90045

Re: Employment Letter Agreement

Dear Per:

Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you employment on the terms set forth herein. The terms herein shall be (retroactively) effective as of April 1, 2018, from and after which date this letter agreement shall amend and restate and supersede in all respects your previous Employment Letter Agreement dated March 12, 2017.

1.    Position. Your initial title in your new role will be Chief Commercial Officer. You will initially report to the Company’s Chief Executive Officer.

2.    Commencement Date. Your first day in your new role as Chief Commercial Officer will be April 1, 2018 (the “Commencement Date”).

3.    Base Salary. Your initial base salary in your new role will be at a rate of $365,000 per year (“Base Salary”) from and after the Commencement Date, payable in accordance with the Company’s standard payroll schedule from time to time and subject to all tax withholdings.

4.    Employee Benefits. You will continue to be eligible to participate in customary employee benefit plans and programs made generally available by the Company to its employees from time to time. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time without notice or consideration paid to you.

5.    Annual Bonus. You will be eligible for an annual performance bonus under the Company’s Annual Incentive Plan (as in effect from time to time), with an initial target of 75% of your Base Salary (the “Annual Bonus”). (Your 2018 Annual Bonus (if any) will be calculated using that target and your new annual base salary effective on the Commencement Date, without any “blending” based on your prior AIP target or annual base salary in effect during 2018 prior to the Commencement Date.) Your actual Annual Bonus (if any) will be subject to the achievement of individual and Company performance metrics to be established by the Company for you from time to time, and the final calculation and bonus determination (including determination of achievement of performance objectives) will be in the sole discretion of the Compensation Committee of our Board of Directors (the “Compensation Committee”). The Company typically pays its Annual Bonuses in March following each performance-year end, e.g., in March 2019 for the 2018 performance year, but the Company will determine the actual date of payment in its sole discretion. You must be employed on the payment date to receive any Annual Bonus, and if are not employed for any reason on the payment date, then you will not be entitled to any Annual Bonus or any portion of it.

6.    Equity Incentive. The Compensation Committee may consider you for equity grants from time to time, including in respect of your service during the 2018 performance year.

7.    Relocation Expenses. The Company will provide you with a one-time relocation allowance (subject to the Company’s customary relocation policies) if the Company and you later agree that you should relocate your primary residence to Los Angeles, California in connection with your employment.

8.    Employment Relationship. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. If you decide to resign from your employment, we will consider your notice of resignation effective only when delivered in writing to your manager.

9.    Change in Control and Severance Protection. You will continue to participate in the Company’s Change in Control and Severance Plan for Senior Management (as amended from time to time), as a “Tier II participant” thereunder.

10.    Restrictive Covenant Agreement. You previously signed on March 12, 2017 the Company’s Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation (the “Restrictive Covenant Agreement”). Your Restrictive Covenant Agreement is attached hereto as Attachment A. It shall continue in full force and effect from and after the date hereof.

11.    Employee Representations, Warranties and Covenants; Company Policies. You represent and warrant that you have no contractual commitments or other legal obligations or restrictions (including to any prior employer) that would prohibit or impair you from performing your duties for the Company. You agree not to violate any confidentiality, restrictive covenant (e.g., a non-solicitation or non-competition obligation) or other obligations that you owe to any other person (including to any prior employer) during your employment with the Company. You agree to abide by the Company’s general employment policies and practices, including those set forth in its Employee Handbook, its Conflicts of Interest Policy, its Code of Ethics, its Whistleblower Policy and Procedures and its Global Business Conduct and Compliance Policies Manual (as each may be amended from time to time) as well as such other policies and procedures as the Company establishes from time to time.

12.    Arbitration. Any and all claims or controversies arising out of or relating to your employment, the termination thereof, or otherwise arising between the parties hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The Company shall be solely responsible for all costs of the arbitration, provided that each party shall be responsible for paying its own costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this letter agreement in any court of competent jurisdiction.

***

Please accept this offer by signing below.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Stephen Ballas
Name:	Stephen Ballas
Title:	EVP & General Counsel

I hereby accept this employment offer:

GLOBAL EAGLE ENTERTAINMENT INC.

/s/ Per Norén
Per Norén

Dated:	April 25, 2018

Attachment

Attachment A:        Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation

Attachment A

See attached.

(As entered into with the Company on March 12, 2017.)

Attachment A

GLOBAL EAGLE ENTERTAINMENT INC.

EMPLOYEE STATEMENT & AGREEMENTS REGARDING
CONFIDENTIALITY, PROPRIETARY INFORMATION, INVENTION ASSIGNMENT,
NON-COMPETITION AND NON-SOLICITATION

In consideration of and as a condition of my employment with Global Eagle Entertainment Inc. ("Global Eagle") and my receipt of the salary and other compensation to be paid to me by Global Eagle I, the undersigned employee, do hereby agree to the following (this "Confidentiality Agreement"):

1. PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS Global Eagle is an electronics, communications, entertainment and services firm engaged in the research, development, manufacturing, sale, support and provision of electronic and communication systems, entertainment content, content logistics and processing, and components and materials for providing mobility broadband internet, video and voice services (the "Business").
The success of Global Eagle along with its subsidiaries, affiliates, successors and assigns (including, for the avoidance of doubt, Emerging Markets Communications, LLC and its affiliates, the "Company Group") depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to the Business, and to which employees may acquire knowledge or have access to during the course of their employment by the Company Group. All such information is hereinafter collectively referred to as "Proprietary Information." Proprietary Information shall include all information, data, trade secrets or know-how provided to me by the Company during my employment that has or could have commercial value or other utility in the Business or in which it contemplates engaging.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) was known by me prior to the commencement of my employment with the Company Group or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to the Company Group without fault on my part

The success of the Company Group also depends upon the timely disclosure of inventions made by the Company Group employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.    PREVIOUS EMPLOYMENT
I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer( s), if any.

B.    PROPRIETARY INFORMATION
I shall exercise utmost diligence to protect and guard the Proprietary Information of the Company Group. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of the Company Group except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle, or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. Except in connection with the performance of my duties and responsibilities as provided for in the Employment Letter Agreement between the parties hereto, dated as of the date hereto (the "Employment Letter Agreement") and to which this Confidentiality Agreement is attached, I agree not to remove any materials relating to the work performed at the Company Group without the prior written permission of the Board of Directors or Chief Executive Officer of Global Eagle. Upon request by Global Eagle at any time, including in the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media and all records of inventions, if any) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom any member of the Company Group has a business relationship, learned or acquired by me during the course of my employment by the Company Group. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Confidentiality Agreement shall (i) prohibit the employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification to or prior approval by the Company Group of any reporting described in clause (i).

C.    COPYRIGHT & MASK WORKS
All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of the Company Group.

D.    INVENTIONS

With the exception of "EXEMPT" inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment by the Company Group (hereinafter referred to as "Inventions") shall be the sole and exclusive property of the Company Group, its successors, assigns, designees, or other legal representatives ("Company Group Representatives") and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to the Company Group all of my right, title and interest in such Inventions.

I agree to keep and maintain adequate and current written records of all Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.
I shall, without further compensation or consideration, but at no expense to me:

(a)	Communicate to Global Eagle any facts known by me respecting the Inventions;

(b)
do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or the Company Group, with regard to said Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Inventions, and for perfecting, affirming, recording and maintaining in the Company Group and Company Group Representatives sole and exclusive right, title and interest in and to the Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)
generally cooperate to the fullest extent in all matters pertaining to said Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

An "EXEMPT" invention is one which:

(a)	was developed entirely on my own time without using Company Group equipment, supplies, facilities, or trade secret information;

(b)	does not relate at the time of conception or reduction to practice of the invention to the Business, or to its actual or demonstrably anticipated research or development; and

(c)	does not result from any work performed by me for the Company Group.

Inventions which I consider to be "EXEMPT" but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. Ifl am unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Confidentiality Agreement. If I have not attached any such sheet, and it is not countersigned by the Company, then I acknowledge that there are no such inventions.

2.    NON-COMPETITION AND NON-SOLICITATION

I acknowledge that Global Eagle is making a substantial investment in time, money, effort, goodwill and other resources in the business of the Company Group, and in my continued employment with Global Eagle. I acknowledge and agree that Global Eagle and the Company Group are entitled to protect their legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of the Company Group. I also acknowledge that the nature of the business of the Company Group is such that the on-going relationship among each member of the Company Group and their respective employees, clients and customers is material and has a significant effect on the ability of the Company Group to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

During the period of my employment and for twelve (12) months following the termination thereof for any reason (the "Restricted Period"), I, on behalf of myself and my affiliates, shall not, and shall cause each of my affiliates not to, directly or indirectly, in any manner (whether on my or its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), render services for, accept compensation from, or in any other manner engage in any business (including any new business started by him or her, either alone or with others) with Gogo Inc., Viasat Inc., Panasonic Corporation, Thales Group, Inmarsat plc, Eutelsat S.A., Hughes Communications or SES S.A. with respect to the sale of connectivity services to aeronautical entities in any jurisdiction where the Company Group has operations or customers

During the Restricted Period, I will not, without Global Eagle's prior written consent, directly or indirectly, induce, knowingly solicit or encourage to leave the employment of any member of the Company Group any employee or consultant of any member of the Company Group.

I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect the Company Group's legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Confidentiality Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Confidentiality Agreement is deemed modified to the extent necessary to permit this Confidentiality Agreement to be enforced in any such proceedings. I further agree that if there is a breach or threatened breach of the provisions of this Section 2, Global Eagle and its subsidiaries and affiliates shall be entitled to an injunction restraining me from such breach or threatened breach, in addition to any other relief permitted under applicable law or pursuant to my Employment Letter Agreement (including, but not limited to, the withholding or recovery of amounts paid under Section 11 or 12 of the Employment Letter Agreement). Global Eagle will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. Nothing herein shall be construed as prohibiting Global Eagle from pursuing any other remedies, at law or in equity, for such breach or threatened breach. I acknowledge that in the event I breach the terms of this Confidentiality Agreement, Global Eagle will seek an injunction to enforce the terms of this Confidentiality Agreement.

3.    ARBITRATION

Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or this Confidentiality Agreement hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment and related disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Global Eagle shall be solely responsible for all costs of the arbitration other than the amount of the then-current filing fee charged by the Superior Court of the State of California for filing a complaint. That amount of that filing fee shall be borne by me and applied to any fee that the arbitrator shall impose. Each party shall be responsible for paying its own other costs for the arbitration process, including attorneys' fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision. I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney's fees and costs. Notwithstanding and in addition to the foregoing, Global Eagle may seek injunctive or equitable relief to enforce the terms of this Confidentiality Agreement in any court of competent jurisdiction.

4.    GENERAL PROVISIONS

A.    This Confidentiality Agreement will be governed by the laws of the State of Florida.

B.	Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute,

law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Confidentiality Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Confidentiality Agreement shall remain in full force and effect. This Confidentiality Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Confidentiality Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns, and may be assigned by Global Eagle and shall be binding and inure to the benefit of Global Eagle, its successors and assigns.

C.
The provisions of this Confidentiality Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Confidentiality Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

D.
I have had the opportunity to review this Confidentiality Agreement at my leisure and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I would be given the opportunity to allow my legal counsel to assist me in the review of this Confidentiality Agreement prior to my execution of this Confidentiality Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Confidentiality Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.

[signature page follows]

I have read, and I understand and agree to comply with, all terms above without any reservation whatsoever.

Per Norén
Signature:	/s/ Per Norén	Dated: March 12, 2017

Global Eagle Entertainment Inc.

By:	/s/: Joshua Marks

Name:	Joshua Marks

Title:	EVP Aviation Connectivity